Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
	William S. Marshall	Scott Golden
	SVP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	Scott.Golden@pfgc.com

Performance Food Group Company Reports First-Quarter Fiscal 2027 Results

Strong Case Volume, Net Sales and Profit Growth; Reiterates Full-Year Fiscal 2027 Financial Guidance

First-Quarter Fiscal 2027 Highlights

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Total case volume increased 4.2%
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Total independent Foodservice case volume increased 7.8%
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Organic independent Foodservice case volume increased 5.5%
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Net sales increased 5.5% to $18.0 billion
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Gross profit improved 8.5% to $2.2 billion
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Net income increased 38.4% to $129.5 million
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Adjusted EBITDA(1) increased 10.0% to $528.0 million
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Diluted Earnings Per Share (“EPS”) increased 36.7% to $0.82
•
Adjusted Diluted EPS(1) increased 11.9% to $1.32

RICHMOND, Va. – November 4, 2026 – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its first-quarter fiscal 2027 business results.

“We started fiscal 2027 with solid momentum, delivering strong first-quarter sales and profit growth,” said Scott McPherson, PFG’s President and Chief Executive Officer. “Continued market share gains across our businesses drove strong case volume and revenue performance in the quarter. Our team’s execution on several key efficiency initiatives improved our profitability, driving gross margin expansion and double-digit Adjusted EBITDA and EPS growth in the quarter. We recognize the macroeconomic environment remains challenging, but I am confident in our ability to continue gaining market share, execute our strategic priorities and deliver strong results through the remainder of fiscal 2027.”

First-Quarter Fiscal 2027 Financial Summary

Total case volume increased 4.2% for the first quarter of fiscal 2027 compared to the prior year period. Total organic case volume increased 2.5% for the first quarter of fiscal 2027 compared to the prior year period, benefiting from a 5.5% increase in organic independent Foodservice cases, including growth in Performance Brands cases. Total independent Foodservice case volume increased 7.8%.

Net sales for the first quarter of fiscal 2027 grew 5.5% compared to the prior year period to $18.0 billion primarily driven by an increase in organic cases sold, incremental sales from recent acquisitions, and an increase in selling price per case as a result of inflation. Overall product cost inflation for the Company was approximately 3.4% for the first quarter of fiscal 2027.

(1)
This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted Earnings Per Share, and Free Cash Flow, that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Gross profit for the first quarter of fiscal 2027 grew 8.5% compared to the prior year period to $2.2 billion primarily driven by vendor rebates and promotional incentives, a favorable shift in the mix of cases sold, including growth in the independent channel which generates higher gross profit due to additional services provided, as well as recent acquisitions.

Operating expenses rose 6.9% to $1.9 billion in the first quarter of fiscal 2027 compared to the prior year period primarily driven by recent acquisitions, an increase in personnel expenses related to salaries, wages, commissions and benefits, and an increase in fuel expenses (excluding the impact of fuel surcharges in net sales) primarily due to higher fuel prices and miles driven as a result of new business, partially offset by realized gains related to fuel hedges. The increase in operating expenses was partially offset by decreases in professional fees and insurance expense primarily related to auto insurance and workers’ compensation.

Net income for the first quarter of fiscal 2027 increased $35.9 million year-over-year to $129.5 million primarily driven by an increase in gross profit and decrease in interest expense, partially offset by increases in operating expenses and income tax expense. The effective tax rate in the first quarter of fiscal 2027 was 25.2% compared to 23.0% in the first quarter of fiscal 2026. The effective tax rate differed from the prior year period primarily due to a decrease in deductible discrete items related to stock-based compensation and a decrease in federal tax credits net of valuation allowance established, partly offset by a decrease in non-deductible compensation and other non-deductible expenses and a decrease in foreign taxes as a percentage of income.

For the quarter, Adjusted EBITDA rose 10.0% compared to the prior year period to $528.0 million.

Diluted EPS increased 36.7% to $0.82 per share in the first quarter of fiscal 2027 compared to the prior year period. Adjusted Diluted EPS increased 11.9% to $1.32 per share in the first quarter of fiscal 2027 compared to the prior year period.

Cash Flow and Capital Spending

During the first quarter of fiscal 2027 and the first quarter of fiscal 2026, PFG’s net cash used in operating activities was $89.3 million and $145.2 million, respectively. The improvement in net cash used in operating activities in the first quarter of fiscal 2027 compared to the first quarter of fiscal 2026 was largely driven by a change in the timing and volume of advanced purchases of inventory to take advantage of preferred pricing.

In the first quarter of fiscal 2027, PFG invested $53.9 million in capital expenditures, a decrease of $25.0 million compared to the prior year period. In the first quarter of fiscal 2027, PFG delivered negative free cash flow of $143.2 million compared to negative free cash flow of $224.1 million in the comparable prior year period.1

Share Repurchase Program

As of September 26, 2026, $498.5 million remained available for share repurchases under the Company’s $500 million share repurchase program, which expires on May 27, 2029.

First-Quarter Fiscal 2027 Segment Results

Foodservice

First-quarter fiscal 2027 net sales for Foodservice increased 5.0% compared to the prior year period to $9.6 billion primarily driven by recent acquisitions, organic case volume growth, and an increase in selling price per case as a result of inflation. Total case growth for Foodservice was 4.2% in the first quarter of fiscal 2027 compared to the prior year period. Total independent case growth was 7.8% for the first quarter of fiscal 2027 compared to the prior year period. Securing new, and expanding business with, independent customers resulted in organic independent case growth of 5.5% in the first quarter of fiscal 2027 compared to the prior year period. For the first quarter of fiscal 2027, independent sales as a percentage of total Foodservice sales increased to 43.0% from 41.6% in the comparable prior year period.

First-quarter fiscal 2027 Adjusted EBITDA for Foodservice increased 13.4% to $367.9 million compared to the prior year period primarily as a result of an increase in gross profit, partially offset by an increase in operating expenses. Gross profit contributing to Foodservice’s Adjusted EBITDA increased 10.7% primarily driven by growth in cases sold, a favorable shift in the mix of cases sold, including more Performance Brands products sold to independent customers, vendor rebates and promotional incentives, and recent acquisitions. Operating expenses impacting Foodservice’s Adjusted EBITDA increased 9.7% compared to the prior year period primarily as a result of recent acquisitions, an increase in personnel expenses primarily related to salaries, wages, commissions, and benefits, and an increase in fuel expenses (excluding the impact of fuel surcharges in net sales) primarily due to higher fuel prices and miles driven as a result of new business, partially offset by realized gains related to fuel hedges.

Convenience

First-quarter fiscal 2027 net sales for Convenience increased 5.4% compared to the prior year period to $6.9 billion primarily driven by case growth due to the addition of new chain customers and an increase in selling price per case as a result of inflation, partially offset by a mix shift from cigarettes to alternative nicotine products. Total Convenience cases sold increased 4.1% for the first quarter of fiscal 2027 compared to the prior year period.

First-quarter fiscal 2027 Adjusted EBITDA for Convenience increased 3.8% to $125.6 million compared to the prior year period primarily as a result of an increase in gross profit, partially offset by an increase in operating expenses. Gross profit contributing to Convenience’s Adjusted EBITDA increased 3.7% for the first quarter of fiscal 2027 compared to the prior year period primarily due to vendor rebates and promotional incentives and income earned from manufacturers for distribution and related services. Operating expenses impacting Convenience’s Adjusted EBITDA increased 3.5% in the first quarter of fiscal 2027 compared to the prior year period primarily as a result of an increase in personnel expenses primarily related to salaries, wages and benefits and an increase in fuel expenses (excluding the impact of fuel surcharges in net sales) primarily due to higher fuel prices, partially offset by realized gains related to fuel hedges. These increases in operating expenses were partially offset by decreases in fleet maintenance and repair expenses, rent expense primarily related to fleet leases, and insurance expense primarily related to auto insurance and workers’ compensation.

Specialty

During the current fiscal year, Specialty has revised its sales channel classifications to better align with how management evaluates operating performance and market opportunities. As a result, the former value channel is presented as grocery retail, and the theater, concessions and hospitality channels are presented on a combined basis within entertainment. Comparative channel information discussed below has been reclassified to conform to the current presentation.

First-quarter fiscal 2027 net sales for Specialty increased 10.3% compared to the prior year period to $1.4 billion primarily driven by an increase in selling price per case due to favorable channel mix as well as inflation and an increase in cases sold, with growth in the vending, grocery retail, entertainment, and office supply channels, partially offset by declines in retail. Total Specialty cases sold increased 4.3% for the first quarter of fiscal 2027 compared to the prior year period.

First-quarter fiscal 2027 Adjusted EBITDA for Specialty decreased 4.8% to $89.5 million compared to the prior year period primarily as a result of an increase in operating expenses, partially offset by an increase in gross profit. Gross profit contributing to Specialty’s Adjusted EBITDA increased 3.5% for the first quarter of fiscal 2027 compared to the prior year period primarily driven by vendor rebates and promotional incentives and net sales growth. Operating expenses impacting Specialty’s Adjusted EBITDA increased 9.0% in the first quarter of fiscal 2027 compared to the prior year period primarily due to an increase in personnel expenses primarily driven by salaries, wages and benefits, an increase in bad debt expense, an increase in fuel expenses (excluding the impact of fuel surcharges in net sales) primarily due to higher fuel prices and miles driven, partially offset by realized gains related to fuel hedges, and an increase in third-party outbound freight expense.

Fiscal 2027 Outlook

For the second quarter of fiscal 2027, PFG expects net sales to be in a range of approximately $17.0 billion to $17.2 billion and Adjusted EBITDA to be in a range of approximately $490 million to $510 million.

For the full fiscal year 2027, PFG continues to expect net sales to be in a range of approximately $72.5 billion to $73.0 billion and Adjusted EBITDA to be in a range of approximately $2.125 billion to $2.225 billion. The guidance range for the full fiscal year includes the impact of a 53rd week.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, losses on early extinguishments of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict, and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, November 4, 2026, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and food-related products to over 350,000 locations, including independent and chain restaurants, schools, business and industry locations, healthcare facilities, retailers, convenience stores, vending and office coffee service distributors and entertainment venues, and provide small parcel “pick and pack” capabilities utilizing third-party carriers to deliver order sizes too small to be served effectively by our fleet network. PFG’s success as a Fortune 100 company is achieved through our over 44,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and other nonhistorical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in PFG’s Annual Report on Form 10-K for the fiscal year ended June 27, 2026 filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2026, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

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costs and risks associated with a potential cybersecurity incident or other technology disruption;
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our reliance on technology and risks associated with disruption or delay in implementation of new or emerging technology, including artificial intelligence (“AI”), and the integration of AI into our processes;
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economic and market conditions and developments, including inflation or other adverse changes such as a downturn in economic conditions, geopolitical events, tariff increases or modifications, or a public health crisis, negatively affecting consumer confidence and discretionary spending;
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our growth and innovation strategy may not achieve the anticipated results;
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competition in our industry is intense, and we may not be able to compete successfully or adjust our cost structure where one or more of our competitors successfully implement lower costs;
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we do not have long-term contracts with certain customers;
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group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
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our reliance on third-party suppliers;
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we operate in a low margin industry, which could increase the volatility of our results of operations;
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our inability to increase our sales in the highest margin portion of our business;
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changes in pricing practices of our suppliers;
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our profitability is directly affected by cost inflation and deflation, commodity volatility and other factors;
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volatility of fuel and other transportation costs;
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risks relating to acquisitions, such as the risk that we are not able to realize the benefits of acquisitions or successfully integrate the businesses we acquire or that we incur significant integration costs;
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changes in eating habits of consumers, including the impact of advancements in pharmaceutical therapies, which may reduce the consumption of food prepared away from home;
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a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
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labor relations and cost risks and availability of qualified labor;
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extreme weather conditions, including hurricane, flood, tornado, blizzard, earthquake, fire, and natural disaster damage and extreme heat or cold;
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negative media exposure and other events that damage our reputation;
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environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and climate change and related legal or market measures;
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our inability to comply with requirements imposed by applicable law or government regulations, including changes in regulation of e-vapor products and other alternative nicotine products;
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increase in excise taxes or reduction in credit terms by taxing jurisdictions;

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the potential impact of product recalls and product liability claims relating to the products we distribute and other litigation;
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adverse judgments or settlements or unexpected outcomes in legal proceedings;
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the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
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impact of uncollectibility of accounts receivable;
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risks relating to our outstanding indebtedness, including the impact of interest rate increases on our variable rate debt; and
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our ability to raise additional capital on commercially reasonable terms or at all.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date it was made, and we do not undertake to update or revise it as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended September 26, 2026	Three Months Ended September 27, 2025
Net sales	$18,018.4	$17,075.9
Cost of goods sold	15,830.9	15,059.3
Gross profit	2,187.5	2,016.6
Operating expenses	1,915.3	1,791.9
Operating profit	272.2	224.7
Other expense, net:
Interest expense	98.4	104.4
Other, net	0.7	(1.2)
Other expense, net	99.1	103.2
Income before taxes	173.1	121.5
Income tax expense	43.6	27.9
Net income	$129.5	$93.6
Weighted-average common shares outstanding:
Basic	156.7	155.5
Diluted	157.5	156.9
Earnings per common share:
Basic	$0.83	$0.60
Diluted	$0.82	$0.60

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	As of September 26, 2026	As of June 27, 2026
ASSETS
Current assets:
Cash	$35.9	$92.4
Accounts receivable, less allowances of $68.9 and $71.4	3,009.0	3,054.3
Inventories, net	4,603.5	4,333.0
Income taxes receivable	9.4	69.5
Prepaid expenses and other current assets	343.5	259.9
Total current assets	8,001.3	7,809.1
Goodwill	3,566.1	3,565.0
Other intangible assets, net	1,481.8	1,544.6
Property, plant and equipment, net	4,722.5	4,784.9
Operating lease right-of-use assets	888.1	898.5
Other assets	240.0	247.0
Total assets	$18,899.8	$18,849.1
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$3,719.0	$3,693.4
Accrued expenses and other current liabilities	869.8	1,091.4
Finance lease obligations—current installments	263.8	265.4
Operating lease obligations—current installments	111.4	108.5
Total current liabilities	4,964.0	5,158.7
Long-term debt	5,170.0	5,006.8
Deferred income tax liability, net	955.7	974.8
Finance lease obligations, excluding current installments	1,515.3	1,537.2
Operating lease obligations, excluding current installments	852.4	864.6
Other long-term liabilities	388.5	407.7
Total liabilities	13,845.9	13,949.8
Total shareholders’ equity	5,053.9	4,899.3
Total liabilities and shareholders’ equity	$18,899.8	$18,849.1

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Three Months Ended September 26, 2026	Three Months Ended September 27, 2025
Cash flows from operating activities:
Net income	$129.5	$93.6
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and intangible asset amortization	210.7	195.4
Provision for losses on accounts receivables	2.0	4.4
Change in LIFO Reserve	18.7	24.5
Deferred income tax (benefit) expense	(22.5)	20.4
Other non-cash activities	15.9	17.0
Changes in operating assets and liabilities, net:
Accounts receivable	42.1	(2.4)
Inventories	(272.4)	(551.8)
Income taxes receivable	60.1	2.3
Prepaid expenses and other assets	(71.9)	8.2
Trade accounts payable and outstanding checks in excess of deposits	23.5	201.3
Accrued expenses and other liabilities	(225.0)	(158.1)
Net cash used in operating activities	(89.3)	(145.2)
Cash flows from investing activities:
Purchases of property, plant and equipment	(53.9)	(78.9)
Net cash paid for acquisitions	(4.1)	—
Proceeds from sale of property, plant and equipment and other	4.2	0.9
Net cash used in investing activities	(53.8)	(78.0)
Cash flows from financing activities:
Net borrowings under ABL Facility	162.3	246.3
Payments under finance lease obligations	(70.3)	(57.5)
Net cash paid for acquisitions	(1.5)	(1.5)
Payments of other debt	(5.8)	—
Proceeds from exercise of stock options and employee stock purchase plan	21.6	20.4
Cash paid for shares withheld to cover taxes	(19.7)	(24.8)
Net cash provided by financing activities	86.6	182.9
Net decrease in cash and restricted cash	(56.5)	(40.3)
Cash and restricted cash, beginning of period	103.1	86.7
Cash and restricted cash, end of period	$46.6	$46.4

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of September 26, 2026	As of June 27, 2026
Cash	$35.9	$92.4
Restricted cash(1)	10.7	10.7
Total cash and restricted cash	$46.6	$103.1
(1)
Restricted cash is reported within other assets and represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims along with cash required by a healthcare benefits and claims administration arrangement to maintain a healthcare imprest account for eligible healthcare expenses.

Supplemental disclosures of cash flow information:

(In millions)	Three Months Ended September 26, 2026	Three Months Ended September 27, 2025
Cash paid during the period for:
Interest (net of amounts capitalized)	$136.3	$112.0
Income taxes (net of refunds received)	3.7	2.2

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

PFG uses Adjusted EBITDA to evaluate the performance of its business on a consistent basis over time and for business planning purposes. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans. PFG believes that the presentation of Adjusted EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business.

Management measures operating performance based on our Adjusted EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under PFG’s $5.0 billion secured credit facility (the “ABL Facility”) and indentures governing its outstanding notes (other than certain pro forma adjustments permitted under our ABL Facility and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our ABL Facility and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements; whereas, the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant, and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
(In millions, except per share data)	September 26, 2026	September 27, 2025	Change	%
Net income (GAAP)	$129.5	$93.6	$35.9	38.4
Interest expense	98.4	104.4	(6.0)	(5.7)
Income tax expense	43.6	27.9	15.7	56.3
Depreciation	149.7	128.7	21.0	16.3
Amortization of intangible assets	61.0	66.7	(5.7)	(8.5)
Change in LIFO reserve (1)	18.7	24.5	(5.8)	(23.7)
Stock-based compensation expense	13.2	13.0	0.2	1.5
Acquisition & business optimization expenses (2)	12.0	9.2	2.8	30.4
Other adjustments (3)	1.9	12.1	(10.2)	(84.3)
Adjusted EBITDA (Non-GAAP)	$528.0	$480.1	$47.9	10.0

Diluted earnings per share (GAAP)	$0.82	$0.60	$0.22	36.7
Impact of amortization of intangible assets	0.39	0.42	(0.03)	(7.1)
Impact of change in LIFO reserve	0.12	0.16	(0.04)	(25.0)
Impact of stock-based compensation expense	0.08	0.08	—	—
Impact of acquisition & business optimization expenses	0.08	0.06	0.02	33.3
Impact of other adjustments	0.01	0.08	(0.07)	(87.5)
Tax impact of above adjustments	(0.18)	(0.22)	0.04	18.2
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.32	$1.18	$0.14	11.9
(1)
Includes increases in the last-in-first-out (“LIFO”) reserve of $0.9 million for Foodservice and $17.8 million for Convenience for the first quarter of fiscal 2027 compared to increases of $1.7 million for Foodservice and $22.8 million for Convenience for the first quarter of fiscal 2026.
(2)
Includes acquisition and integration costs related to in-process, completed and abandoned acquisitions, facility closing costs and business optimization costs incurred prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to professional fees.
(3)
Includes amounts related to gains and losses on other commodity derivatives, insurance proceeds due to hurricane and other weather-related events, franchise tax expense, favorable and unfavorable leases, gains and losses on disposals of fixed assets, litigation-related accruals, foreign currency transaction gains and losses, and other adjustments permitted by our ABL Facility. Additionally, for the three months ended September 27, 2025, other adjustments included $9.9 million of legal and professional fees incurred in connection with shareholder activism and the clean team agreement with US Foods Holding Corp.

(In millions)	Three Months Ended September 26, 2026	Three Months Ended September 27, 2025
Net cash used in operating activities	$(89.3)	$(145.2)
Purchases of property, plant and equipment	(53.9)	(78.9)
Free Cash Flow (Non-GAAP)	$(143.2)	$(224.1)

Segment Results

Based on the Company’s organizational structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company has three reportable segments: Foodservice, Convenience, and Specialty. Management evaluates the performance of these segments based on various operating and financial metrics, including their respective sales growth and Segment Adjusted EBITDA, which is the Company’s GAAP measure of segment profit. Segment Adjusted EBITDA is defined as net income before interest expense, interest income, income taxes, depreciation, and amortization and excludes certain items that the Company does not consider part of its segments’ core operating results, including changes in the LIFO reserve, stock-based compensation expense, and acquisition and business optimization expenses.

Corporate & All Other is comprised of unallocated corporate overhead and certain operations that are not considered separate reportable segments based on their size. Corporate & All Other may also include capital expenditures for certain information technology projects that are transferred to the segments once placed in service.

The following tables set forth total net sales and Segment Adjusted EBITDA by reportable segment and the reconciling items for Corporate & All Other and eliminations for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	September 26, 2026	September 27, 2025	Change	%
Foodservice	$9,604.6	$9,146.1	$458.5	5.0
Convenience	6,940.1	6,586.9	353.2	5.4
Specialty	1,407.3	1,276.2	131.1	10.3
Total segments	$17,952.0	$17,009.2	$942.8	5.5
Corporate & All Other	269.8	250.2	19.6	7.8
Intersegment eliminations	(203.4)	(183.5)	(19.9)	(10.8)
Total net sales	$18,018.4	$17,075.9	$942.5	5.5

Segment Adjusted EBITDA

	Three Months Ended
	September 26, 2026	September 27, 2025	Change	%
Foodservice	$367.9	$324.4	$43.5	13.4
Convenience	125.6	121.0	4.6	3.8
Specialty	89.5	94.0	(4.5)	(4.8)
Total segments	$583.0	$539.4	$43.6	8.1
Corporate & All Other	(55.0)	(59.3)	4.3	7.3
Total Adjusted EBITDA	$528.0	$480.1	$47.9	10.0